Exhibit 10.1

AMENDMENT

TO

FARMER BROS. CO. AMENDED AND RESTATED

EMPLOYEE STOCK OWNERSHIP PLAN

(Effective January 1, 2010)

WHEREAS, Farmer Bros. Co. (the “Company”) maintains the Farmer Bros. Co. Amended and Restated Employee Stock Ownership Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of its participating related employers; and

WHEREAS, the Company has determined that it is desirable to amend the Plan’s voting provisions for all unallocated shares of Company Stock and all shares of Company Stock for which voting direction is not received.

NOW, THEREFORE, BE IT RESOLVED that, pursuant to the power and authority reserved to the Company’s board of directors pursuant to Section 12.01 of the Plan, the Plan is hereby amended, effective as of October 6, 2016, by replacing Section 8.01 of the Plan with the following:

“8.01 Voting Company Stock

(a) Notwithstanding any other provision of this Plan to the contrary, if any, but subject to the provisions of this Article, the Trustee shall have no discretion or authority to vote Company Stock held in the trust by the Trustee on any matter presented for a vote by the stockholders of the Company except in accordance with timely directions received by the Trustee from Members who have Company Stock allocated to their Accounts under the Plan or as provided in subsection (b). Each Member who has allocated Company Stock shall, as the named fiduciary for this purpose, direct the Trustee with respect to the vote of the Company Stock allocated to the Member’s Account and the Trustee shall follow the directions of those Members who provide timely instructions to the Trustee;

(b) With respect to Company Stock held in the Trust by the Trustee but not allocated to the Accounts of Members, and with respect to Company Stock otherwise allocated to Accounts of Members but for which no voting directions are timely received by the Trustee, the Trustee shall vote such Company Stock in its sole discretion;

(c) In the event a court of competent jurisdiction shall issue any order or any opinion to the Plan, the Company or the Trustee, which shall, in the opinion of counsel to the Company or the Trustee, invalidate under ERISA, in all circumstances or in any particular circumstances, any provision or provisions of this Section 8.01 regarding the manner in which Company Stock held in the Trust shall be voted or cause any such provisions or provision to conflict with ERISA, then, upon notice thereof to the Company or the Trustee, as the case may be, such invalid or conflicting provisions of this Section 8.01 shall be given no further force or effect. In such circumstances the Trustee shall have no discretion to vote allocated shares of Company Stock held in the Trust unless required under such order or opinion but shall follow instructions received from Members and not invalidated, but shall retain the sole discretion to vote unallocated and undirected shares of Company Stock unless otherwise required under such order or opinion;

(d) In the event that any option, right, warrant, or similar property derived from or attributable to the ownership of the Company Stock allocated to Members shall be granted, distributed, or otherwise issued which is and shall become exercisable, each Member (or Beneficiary) shall be entitled to direct the Trustee, in writing, to sell, exercise, distribute, or retain any such option, right, warrant, or similar property. The securities acquired by the Trustee upon such exercise shall be held in a special account or accounts. For all Plan purposes, all options, rights, warrants, or similar property described in this paragraph (d) of Section 8.01 hereof shall be treated as income added to the appropriate Accounts of Members (or Beneficiaries). If, within a reasonable period of time after the form soliciting direction from a Member (or Beneficiary), has been sent, no written directions shall have been received by the Trustee from such Member (or Beneficiary), the Trustee shall, in its sole discretion, sell, exercise, or retain and keep unproductive of income such option, right, warrant, or similar property for which no response has been received from such Member (or Beneficiary) and also for options, rights, warrants, or similar property derived from, or attributable to, the ownership of Company Stock not yet allocated to any Member’s (or Beneficiary’s) Account; and

(e) The Trustee shall, in accordance with timely directions received by the Trustee from the Committee in its sole discretion, sell, exercise, or retain and keep unproductive of income such option, right, warrant, or similar property attributable to unallocated Company Stock held in the Suspense Account.”

IN WITNESS WHEREOF, the Company has adopted this Amendment to the January 1, 2010 Amendment and Restatement of the Plan on this 6th day of October, 2016.

FARMER BROS. CO.

By:	/s/ Isaac N. Johnston, Jr.
Name: Isaac N. Johnston, Jr.
Title: Treasurer and Chief Financial Officer

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